Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2021 RESULTS

●	Second quarter comparable store sales increase of 9.9%
●	16% two-year compound growth in second quarter revenue
●	17% increase in second quarter diluted earnings per share, year-to-date increase of 39%

Springfield, MO, July 28, 2021 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its second quarter ended June 30, 2021, and announced the future retirement and leadership succession plan for Jeff Shaw, COO and Co-President.

2nd Quarter Financial Results

Greg Johnson, O’Reilly’s CEO and Co-President, commented, “We are pleased to report another outstanding quarter, especially as our Team faced very difficult comparisons to our extremely strong results in the second quarter last year.  Team O’Reilly continues to deliver consistently outstanding service to our customers and produce record-breaking financial results, highlighted by our 9.9% increase in comparable store sales for the quarter, on top of a 16.2% increase in the prior year.  We are also proud of our Team’s ability to deliver profitable growth, leveraging our strong top-line results to drive second quarter diluted earnings per share of $8.33, which was a 17% increase over the prior year and on top of the 57% increase in earnings per share we delivered in the second quarter of 2020.  I would like to take this opportunity to thank our over 79,000 Team Members for their incredible hard work and unwavering dedication to safety, while providing excellent customer service, which has been so crucial to our customers during the pandemic.”

Sales for the second quarter ended June 30, 2021, increased $374 million, or 12%, to $3.47 billion from $3.09 billion for the same period one year ago.  Gross profit for the second quarter increased 12% to $1.83 billion (or 52.7% of sales) from $1.64 billion (or 53.0% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the second quarter increased 14% to $1.03 billion (or 29.7% of sales) from $901 million (or 29.1% of sales) for the same period one year ago.  Operating income for the second quarter increased 8% to $796 million (or 23.0% of sales) from $736 million (or 23.8% of sales) for the same period one year ago.

Net income for the second quarter ended June 30, 2021, increased $54 million, or 10%, to $585 million (or 16.9% of sales) from $532 million (or 17.2% of sales) for the same period one year ago.  Diluted earnings per common share for the second quarter increased 17% to $8.33 on 70 million shares versus $7.10 on 75 million shares for the same period one year ago.

Year-to-Date Financial Results

Mr. Johnson added, “Our Team’s unwavering commitment to our customers in the first half of 2021 drove a 16.5% increase in comparable store sales, a 28% increase in operating profit dollars and a 39% increase in diluted earnings per share.  Our continued strong sales results in 2021 are the product of strong execution of our dual market strategy, combined with a beneficial industry backdrop, augmented by favorable weather trends, and the significant positive impact from the last round of government stimulus starting at the end of our first quarter.  Even as the tailwind from the stimulus benefits moderated in May and June, we have remained very pleased with our Team’s ability to sustain year-over-year increases in sales volumes despite the very difficult comparisons to the prior year.  Our better-than-expected sales volumes in May and June have continued thus far in July.  As a result of our second quarter performance and strong start to our third quarter, coupled with our confidence in Team O’Reilly’s ability to provide industry-leading customer service, we are raising our full-year 2021 guidance for comparable store sales from a range of 1% to 3% to a range of 5% to 7%.  We are also increasing our full-year diluted earnings per share guidance to a range of $26.80 to $27.00, which represents an increase of $2.05 at the midpoint from our previously provided guidance.”

Sales for the first six months of 2021 increased $988 million, or 18%, to $6.56 billion from $5.57 billion for the same period one year ago.  Gross profit for the first six months of 2021 increased 18% to $3.47 billion (or 52.9% of sales) from $2.93 billion (or 52.7% of sales) for the same period one year ago.  SG&A for the first six months of 2021 increased 12% to $1.98 billion (or 30.2% of sales) from $1.77 billion (or 31.8% of sales) for the same period one year ago.  Operating income for the first six months of 2021 increased 28% to $1.49 billion (or 22.7% of sales) from $1.16 billion (or 20.8% of sales) for the same period one year ago.

Net income for the first six months of 2021 increased $255 million, or 31%, to $1.09 billion (or 16.6% of sales) from $832 million (or 14.9% of sales) for the same period one year ago.  Diluted earnings per common share for the first six months of 2021 increased 39% to $15.39 on 71 million shares versus $11.06 on 75 million shares for the same period one year ago.

2nd Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day for the six months ended June 30, 2020.  Online sales, resulting from ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year, are included in the comparable store sales calculation.  Comparable store sales increased 9.9% for the second quarter ended June 30, 2021, on top of 16.2% for the same period one year ago.  Comparable stores sales increased 16.5% for the six months ended June 30, 2021, on top of 7.5% for the same period one year ago.

Share Repurchase Program

During the second quarter ended June 30, 2021, the Company repurchased 0.7 million shares of its common stock, at an average price per share of $537.25, for a total investment of $400 million.  During the first six months of 2021, the Company repurchased 2.2 million shares of its common stock, at an average price per share of $479.69, for a total investment of $1.06 billion.  Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock, at an average price per share of $591.06, for a total investment of $114 million.  The Company has repurchased a total of 83.4 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $185.14, for a total aggregate investment of $15.45 billion.  As of the date of this release, the Company had approximately $1.80 billion remaining under its current share repurchase authorizations.

Updated Full-Year 2021 Guidance

The Company still anticipates potentially significant volatility in its results, driven by the ongoing uncertainty related to the pandemic, and will update full-year guidance during 2021, as appropriate, and if needed.  The table below outlines the Company’s updated guidance for selected full-year 2021 financial data:

For the Year Ending
December 31, 2021
Comparable store sales	5% to 7%
Total revenue	$12.3 billion to $12.6 billion
Gross profit as a percentage of sales	52.2% to 52.7%
Operating income as a percentage of sales	20.5% to 20.9%
Effective income tax rate	23.0%
Diluted earnings per share (1)	$26.80 to $27.00
Net cash provided by operating activities	$2.2 billion to $2.7 billion
Capital expenditures	$550 million to $650 million
Free cash flow (2)	$1.5 billion to $1.8 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2021
Net cash provided by operating activities		$2,245	to	$2,670
Less:	Capital expenditures	550	to	650
	Excess tax benefit from share-based compensation payments	15	to	20
	Investment in tax credit equity investments	180	to	200
Free cash flow		$1,500	to	$1,800

Jeff Shaw, COO and Co-President, Retirement and Leadership Succession

“After more than 33 years of dedicated service to O’Reilly, Jeff Shaw has decided to retire, effective in early 2022,” stated Mr. Johnson.  “Jeff is an outstanding leader and mentor, and he has been a critical part of our Company’s incredible success and profitable growth during his tenure.  He is extremely passionate about providing consistent, top-notch customer service and has relentlessly perpetuated this focus in every member of his Team.  Jeff has been a champion of executing the Company’s ‘promote from within’ philosophy, and he has personally trained and mentored many of O’Reilly’s current senior leadership team, including identifying and preparing for his own retirement and succession.  I would like to express my sincere appreciation to Jeff for his incredible contributions to O’Reilly’s success, and we all wish Jeff and his family a very happy and well deserved retirement.”

Mr. Shaw has been an O’Reilly Team Member for over 33 years, beginning his career as a Parts Specialist and progressing through the roles of Store Manager, District Manager, Regional Manager, Divisional Vice President, Vice President of the Southern Division, Vice President of Sales and Operations, Senior Vice President of Sales and Operations, Executive Vice President of Store Operations and Sales, and Co-President, and was promoted to his current role of COO and Co-President on May 8, 2018.  In his current role, Mr. Shaw’s primary areas of responsibility are Store Operations, Sales, Distribution Operations and International Operations.

Mr. Johnson continued, “Thanks to Jeff’s focus on succession planning, we are very pleased to announce that Brad Beckham, O’Reilly’s Executive Vice President of Store Operations and Sales, will be promoted to the position of Executive Vice President and Chief Operating Officer at the time of Jeff’s retirement.  Brad has been an O’Reilly Team Member for over 24 years, beginning his career as a Parts Specialist and, through his dedication and hard work, has been promoted up through the organization.  Brad is a very experienced operator and exceptional leader and shares Jeff’s passion for providing excellent customer service, and I am confident he is well prepared to help lead our Company to success long into the future.”

At the time of Mr. Shaw’s retirement, his leadership and operational responsibilities will be transitioned to Mr. Beckham and to Brent Kirby, O’Reilly’s Executive Vice President of Supply Chain.

Jeff Shaw commented, “It has been an honor to have worked with so many great people at O’Reilly for these past 30 plus years, and I am extremely grateful for all of the opportunities provided to me by our Company during my career.  While I will miss working with the Team every day, I could not be more pleased to have been a part of the Company’s past success, and I am extremely confident that Brad is ready to step into his new role.  Brad is an extremely talented and well respected leader and will ensure O’Reilly’s focus on providing top-notch service to our customers will continue long into the future.”

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, July 29, 2021, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (703) 375-5524 and the conference call identification number is 8385407.  A replay of the conference call will be available on the Company’s website through Thursday, July 28, 2022.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of June 30, 2021, the Company operated 5,710 stores in 47 U.S. states and 22 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crises; the economy in general; inflation; consumer debt levels; product demand; the market for auto parts; competition; weather; tariffs; availability of key products; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; information security and cyber-attacks; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2020, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2021	June 30, 2020	December 31, 2020
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$631,618	$872,423	$465,640
Accounts receivable, net	273,148	243,660	229,679
Amounts receivable from suppliers	113,174	86,513	100,615
Inventory	3,647,413	3,528,683	3,653,195
Other current assets	72,994	53,206	50,658
Total current assets	4,738,347	4,784,485	4,499,787

Property and equipment, at cost	6,767,596	6,403,936	6,559,911
Less: accumulated depreciation and amortization	2,603,442	2,365,453	2,464,993
Net property and equipment	4,164,154	4,038,483	4,094,918

Operating lease, right-of-use assets	2,028,329	1,926,270	1,995,127
Goodwill	881,207	872,997	881,030
Other assets, net	137,296	106,300	125,780
Total assets	$11,949,333	$11,728,535	$11,596,642

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,583,570	$3,936,400	$4,184,662
Self-insurance reserves	118,259	90,890	109,199
Accrued payroll	129,025	107,116	88,875
Accrued benefits and withholdings	221,382	140,446	242,724
Income taxes payable	29,776	91,797	16,786
Current portion of operating lease liabilities	333,624	318,601	322,778
Other current liabilities	355,976	336,886	297,393
Total current liabilities	5,771,612	5,022,136	5,262,417

Long-term debt	3,825,177	4,127,397	4,123,217
Operating lease liabilities, less current portion	1,747,267	1,652,284	1,718,691
Deferred income taxes	177,118	155,530	155,899
Other liabilities	210,465	182,088	196,160

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
69,132,589 as of June 30, 2021, and
74,097,706 as of June 30, 2020, and
71,123,109 as of December 31, 2020	691	741	711
Additional paid-in capital	1,295,363	1,289,976	1,280,841
Retained deficit	(1,075,769)	(679,506)	(1,139,139)
Accumulated other comprehensive loss	(2,591)	(22,111)	(2,155)
Total shareholders’ equity	217,694	589,100	140,258

Total liabilities and shareholders’ equity	$11,949,333	$11,728,535	$11,596,642

Note:  The balance sheet at December 31, 2020, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Sales	$3,465,601	$3,091,595	$6,556,500	$5,568,082
Cost of goods sold, including warehouse and distribution expenses	1,639,223	1,454,415	3,089,327	2,634,996
Gross profit	1,826,378	1,637,180	3,467,173	2,933,086

Selling, general and administrative expenses	1,030,795	900,690	1,980,485	1,773,035
Operating income	795,583	736,490	1,486,688	1,160,051

Other income (expense):
Interest expense	(37,657)	(41,723)	(75,163)	(81,109)
Interest income	456	635	993	1,310
Other, net	2,952	5,008	4,643	(182)
Total other expense	(34,249)	(36,080)	(69,527)	(79,981)

Income before income taxes	761,334	700,410	1,417,161	1,080,070
Provision for income taxes	175,883	168,743	330,101	247,965
Net income	$585,451	$531,667	$1,087,060	$832,105

Earnings per share-basic:
Earnings per share	$8.41	$7.16	$15.53	$11.15
Weighted-average common shares outstanding – basic	69,618	74,205	69,997	74,611

Earnings per share-assuming dilution:
Earnings per share	$8.33	$7.10	$15.39	$11.06
Weighted-average common shares outstanding – assuming dilution	70,264	74,833	70,640	75,246

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended
	June 30,
	2021	2020
Operating activities:
Net income	$1,087,060	$832,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	158,917	151,873
Amortization of debt discount and issuance costs	2,207	2,152
Deferred income taxes	21,922	14,987
Share-based compensation programs	12,575	11,480
Other	1,382	1,906
Changes in operating assets and liabilities:
Accounts receivable	(45,359)	(34,966)
Inventory	6,357	(78,086)
Accounts payable	398,785	334,503
Income taxes payable	12,408	210,855
Other	56,578	112,269
Net cash provided by operating activities	1,712,832	1,559,078

Investing activities:
Purchases of property and equipment	(222,607)	(244,471)
Proceeds from sale of property and equipment	4,566	4,846
Investment in tax credit equity investments	(1,768)	(95,292)
Other	(1,083)	(311)
Net cash used in investing activities	(220,892)	(335,228)

Financing activities:
Proceeds from borrowings on revolving credit facility	—	1,162,000
Payments on revolving credit facility	—	(1,423,000)
Proceeds from the issuance of long-term debt	—	499,795
Principal payments on long-term debt	(300,000)	—
Payment of debt issuance costs	(3,299)	(3,840)
Repurchases of common stock	(1,064,189)	(651,027)
Net proceeds from issuance of common stock	41,921	25,593
Other	(313)	(253)
Net cash used in financing activities	(1,325,880)	(390,732)

Effect of exchange rate changes on cash	(82)	(1,101)
Net increase in cash and cash equivalents	165,978	832,017
Cash and cash equivalents at beginning of the period	465,640	40,406
Cash and cash equivalents at end of the period	$631,618	$872,423

Supplemental disclosures of cash flow information:
Income taxes paid	$292,673	$20,187
Interest paid, net of capitalized interest	76,788	73,091

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		June 30,
Adjusted Debt to EBITDAR:		2021	2020
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,825,177	$4,127,397
Add:	Letters of credit	84,045	51,551
	Discount on senior notes	4,700	3,295
	Debt issuance costs	20,123	19,308
	Six-times rent expense	2,182,596	2,073,180
Adjusted debt		$6,116,641	$6,274,731

GAAP net income		$2,007,257	$1,548,314
Add:	Interest expense	155,180	152,255
	Provision for income taxes	596,239	442,962
	Depreciation and amortization	321,679	290,473
	Share-based compensation expense	23,842	22,386
	Rent expense (i)	363,766	345,530
EBITDAR		$3,467,963	$2,801,920

Adjusted debt to EBITDAR		1.76	2.24

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended June 30, 2021 and 2020 (in thousands):

Total lease cost, per ASC 842, for the twelve months ended June 30, 2021		$432,619
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended June 30, 2021	68,853
Rent expense for the twelve months ended June 30, 2021		$363,766

Total lease cost, per ASC 842, for the twelve months ended June 30, 2020		$408,583
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended June 30, 2020	63,053
Rent expense for the twelve months ended June 30, 2020		$345,530

	June 30,
	2021	2020
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.5
Average inventory per store (in thousands) (2)	$636	$632
Accounts payable to inventory (3)	125.7%	111.6%

		For the Three Months Ended		For the Six Months Ended
		June 30,		June 30,
		2021	2020	2021	2020
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$822,160	$1,099,985	$1,712,832	$1,559,078
Less:	Capital expenditures	127,728	111,187	222,607	244,471
	Excess tax benefit from share-based compensation payments	10,808	3,080	16,815	6,460
	Investment in tax credit equity investments	1,762	33	1,768	95,292
Free cash flow		$681,862	$985,685	$1,471,642	$1,212,855

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
	June 30,		June 30,		June 30,
	2021	2020	2021	2020	2021	2020
Store Count:
Beginning domestic store count	5,660	5,512	5,594	5,439	5,562	5,344
New stores opened	50	50	118	126	159	221
Stores closed	—	—	(2)	(3)	(11)	(3)
Ending domestic store count	5,710	5,562	5,710	5,562	5,710	5,562

Mexico stores	22	21	22	21	22	21
Ending total store count	5,732	5,583	5,732	5,583	5,732	5,583

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Store and Team Member Information: (4)
Total employment	79,170	72,877
Square footage (in thousands)	42,714	41,318
Sales per weighted-average square foot (5)	$80.35	$74.18	$295.60	$262.03
Sales per weighted-average store (in thousands) (6)	$600	$551	$2,202	$1,940

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.